EXHIBIT 10.7

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT ("Agreement") is made as of this 24th day of August, 2023 (the “Effective Date”) by and between Correlate Energy Corp, a Nevada corporation, having an office at 220 Travis Street, Suite 501, Shreveport, LA 71101 (here - inafter referred to as “Employer” or “Company”) and Johan ver Loren van Themaat, an individual, with an address at 12840 Normandy Ln, Los Altos Hills, CA 94022 (hereinafter referred to as “Employee”), each of Employer, Company and Employee may be referred to herein individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, Employer desires to employ Employee as Vice President of Finance of Employer; and

WHEREAS, Employee is willing to be employed as the Vice President of Finance of Employer in the manner provided for herein, and to perform the duties of the Vice President of Finance of Employer upon the terms and conditions herein set forth;

WHEREAS, this Agreement shall become effective as of September 1, 2023 (“Effective Date”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein set forth it is agreed as follows:

1. Employment of Vice President of Finance of Employer. Employer hereby employs Employee as the Vice President of Finance of Employer. The Employer shall make reasonable efforts to put in place D&O insurance with terms and coverages in the aggregate at or better than industry standards for businesses similar to the Employer within the next 6 months, at which time the Employee shall be promoted to the Chief Financial Officer of Employer and perform the duties typical of the role.

2. Term.

a. Subject to Section 9 and Section 10 below, the term of this Agreement shall be for a period of twelve (12) months commencing on the Effective Date (the “Term”). The Term of this Agreement shall be automatically extended for additional one (1) year periods, unless either party notifies the other in writing at least ninety (90) days prior to the expiration of the then existing Term of its intention not to extend the Term. During the Term, Employee shall devote all of his business time and efforts to Employer and its subsidiaries and affiliates.

3. Duties. The Employee shall have operational and managerial responsibility presently granted by Employer and shall perform those functions generally performed by persons of such title and position. Employee’s supervisor may change, add or subtract duties and responsibilities of Employee from time to time as needed. Employee shall report directly to the Chief Executive Officer of Employer unless another supervisor is appointed by the Company. The Employee shall not be considered an officer of the Employer nor be required to sign or certify financial or accounting results, policies or processes prior to being Chief Financial Officer of the Employer.

4. Compensation.

a. (i) Employee shall be paid a base pay of Two Hundred Fifty Thousand Dollars and No/100 ($250,000.00) annually (“Base Compensation”). Employee shall be paid bi-weekly and in accordance with the policies of the Employer during the term of this Agreement, but not less than twice a month. The Employee’s salary may be increased from time to time by the Board, or the compensation committee of the Board, if any, in accordance with normal business practices of the Company.

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(ii) Employee is eligible for an annual performance bonus, if any, which Employee shall earn in the event that Employer attains certain performance milestones to be mutually determined by the Employee and the Board, or the compensation committee of the Board, if any (each, a “Bonus”), provided that the performance milestones and applicable percentage of the Bonus earned by Employee relating thereto for the first year of Term are set forth on Exhibit A attached hereto. For each year of the Term thereafter, the Employee and the Board, or the compensation committee of the Board, if any will memorialize, within thirty (30) days of the beginning of the fiscal year of the Company, the agreed upon performance milestones and potential Bonus in a written document. The Board, or the compensation committee of the Board, if any shall, in its reasonable discretion, authorize Employer to pay all of such annual Bonuses earned promptly after its determination that the performance milestones have been met, provided that each annual Bonus, if any, shall be paid by the Company to Employee within sixty (60) days of the end of the prior fiscal year of the Company. Employee shall also be entitled to option grants for the common stock of the Company pursuant to the Company’s 2021 Equity Incentive Plan and the initial option grant shall be for options to purchase up to five hundred thousand (500,000) shares of the Company’s common stock with monthly vesting commencing on the Effective Date. The Board, or the compensation committee of the Board, if any may from time to time approve additional bonus plans, option or common stock grants or awards for Employee, in each case as the Board, or the compensation committee of the Board, if any deems appropriate in its sole discretion.

b. Employer shall include Employee in its health insurance program, which shall include payment of premiums in accordance with the Company’s current policies.

c. Employee shall have the right to participate in any other employee benefit plans established by Employer and maintained generally for other executives, including but not limited to any matching 401(k) plan.

d. Employee shall be entitled to the same paid time off policies as the board of directors may from time to time designate for all full-time employees of the Company.

5. Expenses. Employee shall be reimbursed for all of his actual out-of-pocket expenses incurred in the performance of his duties hereunder, provided such expenses are reasonably acceptable to Employer, which approval shall not be unreasonably withheld by Employer, for business related travel and entertainment expenses. Employee shall submit to Employer detailed receipts, according to IRS guidelines, with respect thereto. Employer shall also reimburse Employee for Employee’s monthly cell phone costs, all to be used for business purposes related to Employer.

6. Secrecy. At no time shall Employee disclose to anyone any confidential or secret information (not already constituting information available to the public) concerning (a) internal affairs or proprietary business operations of Employer, or (b) any trade secrets, new product developments, patents, programs or programming, especially unique processes or methods.

7. Withholding Taxes. All payments and benefits to Employee under the Agreement shall be subject to and reduced by any federal, state and / or local taxes or other amounts required to be withheld under any applicable law.

8. Confidentiality, Non-Disclosure and Non-Solicitation Agreement. Contemporaneously with execution of this Agreement, Employee has executed and agreed to be bound by that certain Confidentiality, Non-Disclosure and Non-Solicitation Agreement by and between Employer and Employee dated even date herewith (the “Confidentiality Agreement”). The terms and conditions of that Confidentiality Agreement are incorporated herein and made a part hereof by this reference.

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9. Termination.

a. Termination by Employer: (i) Employer may terminate this Agreement upon written notice for Cause. For purposes hereof, "Cause" shall mean (A) Employee's misconduct as could reasonably be expected to have a material adverse effect on the business and affairs of Employer, (B) the Employee’s violation of either the Company’s Code of Ethics as then in effect, or any lawful Employer imposed employee guidelines known to Employee, as determined by the Management Committee, or any similar committee, in its sole discretion from time to time, (C) the Employee's disregard of lawful instructions of Employer’s Management Committee, or similar committee, consistent with Employee's position relating to the business of Employer or neglect of duties or failure to act, which, in each case, could reasonably be expected to have a material adverse effect on the business and affairs of Employer or Employer’s parent company, (D) if Employee should be unable or incapable of performing the essential functions of his job position for a period of thirty (30) consecutive days in any twelve (12) month period, or one hundred twenty (120) days during any twelve (12) month period, whether or not such days are consecutive (as used herein, “unable or incapable of performing essential job functions” shall mean the inability of Employee, on account of a mental, physical, or other condition, to perform his essential job functions as determined by at least two of three medical physicians or by agreement of the Company and Employee or his designee (if the determination is to be made by medical physicians, the Employee or his designee shall appoint one such physician, the Company shall appoint one, and the two so appointed shall appoint the third medical physician)) (E) engaging by the Employee in conduct that constitutes activity in violation of the Noncompetition Agreement with Employer or Employer’s subsidiaries; (F) the conviction of Employee for the commission of a felony; and/or (G) the habitual abuse of controlled substances. Except with respect to (B), (C) and (D) above, notwithstanding anything to the contrary in this Section 9(a)(i), Employer may not terminate Employee's employment under this Agreement for Cause unless Employee shall have first received notice from his or her supervisor advising Employee of the specific acts or omissions alleged to constitute Cause, and such acts or omissions continue after Employee shall have had a reasonable opportunity (at least 10 days from the date Employee receives the notice from their supervisor) to correct the acts or omissions so complained of.

(ii) This agreement automatically shall terminate upon the death of Employee, except that Employee's estate shall be entitled to receive any amounts that Employee would have been entitled to receive under Section 9(a)(iii) below if his employment had terminated pursuant to Section 9(a)(i) above.

(iii) In the event that Employee’s employment is terminated pursuant to Section 9(a)(i) above, Employee shall be entitled to receive: (a) any owned or accrued past due Base Compensation, (b) unreimbursed business expenses, and (c) accrued/unused vacation time, if any, all of (a) – (c) shall be measured through the termination date in accordance with Section 9(a)(i) above. In addition to the immediately preceding sentence, if the Employee’s employment is terminated pursuant to Section 9(a)(i)(D) or 9(a)(ii) above, Employee and Employee’s dependents, as applicable, shall be entitled at Employee’s expense to the same level of health (i.e. medical, vision and dental) coverage and benefits as in effect for Employee on the day immediately preceding the day of termination of employment; provided, however that (A) Employee constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended; and (B) Employee elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA, and the Company shall continue to provide Employee with such health coverage until the earlier of (i) the date Employee is no longer eligible to receive continuation coverage pursuant to COBRA, or (ii) twelve (12) months from the termination date. Additionally, Employee shall have ninety (90) days to exercise all vested options, which thereafter shall immediately expire.

b. Termination by Employee:

(i) Employee shall have the right to terminate his employment under this Agreement upon 30 days' notice to Employer given within 90 days following the occurrence a material breach of this Agreement by Employer, which is not cured within thirty (30) days of written notice of such breach by Employer, or for Good Reason. For purposes hereof, “Good Reason” means resignation by Employee as a result of any of the following without Employee’s prior consent: (a) material diminution of Employee’s base salary other than as part of a comparable reduction applied to all similarly situated employees of the Company; (b) substantial diminution of Employee’s responsibilities, functions, or duties; (c) no longer reporting to the CEO, president or similarly situated executive, or (d) being forced to relocate outside of the San Francisco Bay area.

(ii) Anything herein to the contrary notwithstanding, Employee may terminate this Agreement for any reason or no reason upon thirty (30) days written notice to Employer.

(iii) If Employee shall terminate this Agreement under Section 9(b)(i), Employee shall be entitled to receive: (a) payment of all unpaid earned Base Compensation as of the date of termination, (b) payment of all unreimbursed business expenses incurred through the date of termination, (c) payment of a pro rata portion of Employee’s annual bonus as of the date of termination for the termination year, if any, (d) the right to exercise all vested options within 90 days of the date of termination, all of which shall expire thereafter, and (e) the right to exercise all unvested options, which shall vest on the termination date and be exercisable within 90 days thereafter. Other than the payments described in (a)-(e) of this section 9(b)(iii), Employer shall have no further obligation to compensate Employee pursuant to Section 4 above.

(iv) If Employee shall terminate this Agreement pursuant to Section 9(b)(ii), Employee shall only be entitled to receive the compensation set forth in 9(b)(iii)(a) (b), (c) and (d) above and Employer shall have no further obligation to compensate Employee pursuant to Section 4 above.

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10. Consequences of Breach by Employer; Employment Termination.

a. If the Employer shall terminate Employee's employment under this Agreement in any way that is a breach of this Agreement by Employer, the following shall apply:

(i) Employee shall be entitled to receive the compensation set forth in Section 9(b)(iii) above and Employer shall have no further obligation to compensate Employee pursuant to Section(s) 4 or 9 above; and

(ii) Employer shall provide Employee ninety (90) days prior written notice of such termination.

b. In the event of termination of Employee's employment, for any reason, the Confidentiality Agreement shall remain in full force and effect after such termination.

c. Nothing in Section 10a(i) shall be construed as limiting or restricting Employee’s rights and remedies for wrongful termination by Employer in violation of state or federal law.

11. Remedies.

Employer recognizes that because of Employee's special talents, in the event of termination by Employer hereunder (except under Section 9(a)(i) or (iii)) or in the event of termination by Employee hereunder, before the end of the agreed Term, the Employer acknowledges and agrees that the provisions of this Agreement regarding further payments of base salary, bonuses and the exercisability of rights constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited or reduced by amounts Employee might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement.

12. Excise Tax. In the event that any payment or benefit received or to be received by Employee in connection with a termination of his employment with Employer would constitute a "parachute payment" within the meaning of Code Section 280G or any similar or successor provision to 280G and/or would be subject to any excise tax imposed by Code Section 4999 or any similar or successor provision then Employer shall assume all liability for the payment of any such tax and Employer shall immediately reimburse Employee on a "grossed-up" basis for any income taxes attributable to Employee by reason of such Employer payment and reimbursements.

13. Attorneys' Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which he may be entitled.

14. Entire Agreement; Survival. This Agreement contains the entire agreement between the parties with respect to the transactions contemplated herein and supersedes, effective as of the date hereof any prior agreement or understanding between Employer and Employee with respect to Employee's employment by Employer. The unenforceability of any provision of this Agreement shall not affect the enforceability of any other provision. This Agreement may not be amended except by an agreement in writing signed by the Employee and the Employer, or any waiver, change, discharge or modification as sought. Waiver of or failure to exercise any rights provided by this Agreement and in any respect shall not be deemed a waiver of any further or future rights.

The provisions of Sections 4, 7, 8, 9(a)(ii), 9(a)(iii), 9(b)(iii), 10, 11, 12, 13, 14, 16, 17 and 18 shall survive the termination of this Agreement.

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15. Assignment. This Agreement shall not be assigned to other parties without the written consent of Employer and Employee, which may be withheld for any reason.

16. Governing Law. This Agreement and all the amendments hereof, and waivers and consents with respect thereto shall be governed by the laws of the State of Nevada, without regard to the conflicts of laws principles thereof. Venue for any proceeding in connection with this Agreement shall be exclusively in the city of Reno, Nevada.

17. Notices. All notices, responses, demands or other communications under this Agreement shall be in writing and shall be deemed to have been given when

a. delivered by hand;

b. sent by telex or telefax, (with receipt confirmed), provided that a copy is mailed by registered or certified mail, return receipt requested; or

c. received by the addressee as sent by express delivery service (receipt requested)

in each case to the appropriate addresses, telex numbers and telefax numbers indicated below or to such other address as such party may designate for itself by notice to the other parties; provided that any change of address furnished by Employee to Employer for purposes of updating Employer’s payroll records shall be deemed to constitute notice of address change under this Agreement unless otherwise specifically requested in writing by Employee:

(i) if to the Employer:

Correlate Energy Corp.

Telephone: 855-264-4060

Email: legal@correlateinc.com

(ii) if to the Employee:

Johan ver Loren van Themaat

Address: 12840 Normandy Ln, Los Altos Hills, CA 94022

Email: jthemaat@gmail.com

Telephone: 713.586.9922

18. Severability of Agreement. Should any part of this Agreement for any reason be declared invalid by a court of competent jurisdiction, such decision shall not affect the validity of any remaining portion, which remaining provisions shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including any such part, parts or portions which may, for any reason, be hereafter declared invalid.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have executed this agreement as of the day and year first above written.

Employee

Signature: /s/ Johan ver Loren van Themaat

Printed Name: Johan ver Loren van Themaat

EMPLOYER:

Correlate Energy Corp.

By:	/s/ Todd Michaels
Name:	Todd Michaels
Title:	CEO

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT DATED AUGUST 24, 2023]

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EXHIBIT A

Bonus and Bonus Milestones

2023 Bonus Plan (Pro Rata for Sept 1st to Dec 31st ): $50,000

Target Bonus: 60% of Annual Salary

% of Target Bonus Related to Individual Performance: 100%

2023 Business Goal: Corporate capital raise close of $10M

2024 Bonus Plan:

Target Bonus: 60% of Annual Salary

% of Target Bonus Related to Business Performance: 75%

% of Target Bonus Related to Individual Performance: 25%

2024 Business Goal: To Be Set by February 1st, 2024

2024 Bonus Plan Terms:

If the Company achieves certain business performance results, and the employee achieves certain individual goals, the employee will receive the target bonus.

Company business performance results will be measured based on the Company’s Annual Goals, as approved by the Compensation Committee or Board.

If the actual results of the Company business performance for the year exceed or fall short of the targets, then the target bonus will be adjusted up or down, depending upon the level of business and individual achievement. The specific adjustments and an example of how the bonus is calculated are described below.

The business performance goals will be determined by the Compensation Committee for the executive team, normally in the first quarter of each Plan Year. The assessment of individual performance goals will be accomplished through the employee’s annual performance rating. The business and individual performance goals are intended to be reasonable “stretch” goals.

As described above, the bonus consists of two components: the bonus attributable to business performance, and the bonus attributable to individual performance. The impact of actual results as compared to business and individual goals on any bonus to be paid is described below.

I.  Business Goals:

If the Company achieves a specified goal, then 100% of the bonus related to that business goal will be awarded. If actual results deviate from established business goals, then the bonus payout amounts will be determined as follows:

Results above the goal: If the Company performance exceeds the established business goals by a certain percentage (e.g., actual Company revenues exceed an established goal by ten percent), then the payout of that portion of the annual target bonus related to that business goal will be increased by that percentage amount above the goal, up to a maximum of a 100% increase over the bonus associated that goal. Thus, if actual Company performance on a particular goal exceeds the goal by 10%, then the target bonus associated with that goal will be increased by 10%, see below.

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Results	Percentage Payout
101%	101%
to	To
200%	200%

Results below the goal: If the actual business performance falls short of an established goal by a certain percentage (e.g., actual Company revenues are 10% less than the revenue goal), then the bonus associated with that business goal will be decreased by that percentage of the shortfall, with no bonus being payable for a goal if the goal is missed by more than 25%. The scale for results below the target is given below:

Results	Percentage Payout
100%	100%
90%	90%
80%	80%
74%	0%

II.  Individual Performance

The evaluation of the individual performance is the responsibility of the Compensation Committee of the  Board using the Company’s performance evaluation system. The payout of the bonus related to individual performance will be based on the employee’s individual appraisal rating given pursuant to the performance evaluation, as follows:

Appraisal Rating		Percentage Payout of Bonus Related toIndividual Performance
4.85 – 5.0	(Outstanding)	150%
4.70 – 4.84	( “ )	145%
4.55 – 4.69	(Exceeds Job Requirements)	140%
4.40 – 4.54	( “ )	135%
4.25 – 4.39	( “ )	130%
4.10 – 4.24	( “ )	125%
3.95 – 4.09	( “ )	120%
3.80 – 3.94	( “ )	115%
3.65 – 3.79	(Meets Job Requirements)	110%
3.50 – 3.64	( “ )	105%
3.35 – 3.49	( “ )	100%
3.20 – 3.34	( “ )	95%
3.05 – 3.19	( “ )	90%
2.90 – 3.04	( “ )	85%
2.75 – 2.89	( “ )	80%
2.74 ò	(Needs Improvement/Unsatisfactory)	0%

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When Will the Bonus Be Paid:

Bonuses will normally be paid under the Plan between February 15 and March 31 of the year following each Plan Year.

Example of How the Bonus is Calculated

VP of Finance is earning a base salary of $250,000 and is employed for the full Plan Year. The VP of Finance has an annual target bonus of 60% of base salary ($150,000). The actual results for the goal were 4% below the goal. The VP of Finance achieves an individual performance appraisal of “3.3”. The employee’s bonus would be calculated as follows:

Performance Factor	A Percentage of Bonus Relating to Performance Factor	B Result as a Percentage of Goal	C Percentage Payout	AxC Weighted Result
Business Goal	75%	96%	96% (1 to 1 ratio)	72% (96% x 75%)
Individual Performance	25%	95%	95%	23.75% (25% x 95%)
Total	100%	N/A	N/A	95.75%
Bonus Calculation	Base Salary x Weighted Result x Annual TargetBonus = Bonus to be paid $250,000 x 95.75% x 60% = $143,625

Payment of bonuses awarded under this Plan shall be made no later than March 15 of the year following the Plan Year in which the services relating to such bonus award were rendered. The resolution of any questions with respect to payments and entitlements pursuant to the provisions of this Plan shall be determined by the Compensation Committee, in its sole discretion, and all such determinations shall be final and conclusive.

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